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                                                                 EXHIBIT 4.2

                             TRANSCO ENERGY COMPANY

            Certificate of Designation, Preferences and Rights of a
             Series of Cumulative Preferred Stock by Resolution of
                the Board of Directors Providing for an Issue of
                 2,500,000 Shares of Preferred Stock Designated
             "Cumulative Convertible Preferred Stock, $3.50 Series"

                 Transco Energy Company (hereinafter referred to as the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, does HEREBY CERTIFY:

                 That pursuant to authority conferred by the Second Restated Certificate of Incorporation of the Company, the Board of Directors of the Company has adopted resolutions providing for the issuance of a series of Cumulative Convertible Preferred Stock consisting of 2,500,000 shares designated "Cumulative Convertible Preferred Stock, $3.50 Series", which resolutions, as amended, are as follows:

         RESOLVED, That pursuant to the authority vested in the Board of Directors (the "Board") of Transco Energy Company, a Delaware corporation (the "Company"), by the Second Restated Certificate of Incorporation of the Company (the "Restated Certificate"), the Board does hereby create, provide for and approve a series of the class of authorized Cumulative Preferred Stock, without par value (herein called "Preferred Stock"), of the Company to be designated "Cumulative Convertible Preferred Stock, $3.50 Series" (such series being herein called "Series $3.50 Preferred Stock"), consisting of 2,500,000 shares of the presently authorized but unissued shares of Preferred Stock, and to the extent that the designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Series $3.50 Preferred Stock are not stated and expressed in the Restated Certificate, does hereby fix and herein state and express such designations, powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof as follows (all terms used herein which are defined in the Restated Certificate shall have the meaning provided in said Restated Certificate):

      (1) Dividends. The dividend rate on the Series $3.50 Preferred Stock shall be $3.50 per annum, payable in cash quarterly on the first day of the months of February, May, August and November in each year commencing February 1, 1994 (with respect to the period from the date of issuance to, but not including, February 1, 1994), when, as and if declared by the Board, out of any funds of the Company legally available therefor, and the date from which dividends thereon shall accrue shall be the date of original issue of the Series $3.50 Preferred Stock, provided, however, that if the number of shares of Series $3.50 Preferred Stock shall hereafter be increased by further resolution of the Board,

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dividends on such additional shares may accrue from such other date or dates as may be fixed by the Board in such resolution. Dividends payable on the Series $3.50 Preferred Stock for any period less than the full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

          (2) Liquidation Rights. The holders of the Series $3.50 Preferred Stock shall be entitled to receive the sum of $50.00 per share (plus accrued and unpaid dividends) in the event of any liquidation, dissolution or winding-up of the Company.

          (3) Optional Redemption. The shares of the Series $3.50 Preferred Stock are not redeemable prior to November 1, 1999. On and after November 1, 1999 the Series $3.50 Preferred Stock is redeemable, in whole at any time or from time to time in part at the option of the Company at the following redemption prices (the "Redemption Prices") per share if redeemed during the twelve-month period beginning November 1 of the year indicated below; plus, in each case, all dividends accrued and unpaid on the Series $3.50 Preferred Stock up to the date fixed for redemption.

                                                                REDEMPTION
                                                                   PRICE
YEAR                                                             PER SHARE
- ----                                                             ---------
1999 .........................................................    $51.40
2000 .........................................................     51.05
2001 .........................................................     50.70
2002 .........................................................     50.35
2003 and thereafter ..........................................     50.00

          In the event that the Company determines to redeem fewer than all of the outstanding shares of the Series $3.50 Preferred Stock, the shares to be redeemed shall be determined by lot or pro-rata or by any other method as determined by the Company.

          (4) Conversion. After 40 days following the date of original issuance of the Series $3.50 Preferred Stock, at the option of the holder thereof and upon surrender thereof for conversion to the Company at the office of the Transfer Agent of the Company's Common Stock in the Borough of Manhattan, the City of New York or in the City of Houston, each share of Series $3.50 Preferred Stock shall be convertible (or if such share is called or surrendered for redemption, then in respect of such share to and including, but not after, the redemption date) into fully paid and nonassessable shares of Common Stock at the initial conversion rate of 2.5 shares of Common Stock for each share of Series $3.50 Preferred Stock, the conversion rate being subject to adjustment as hereafter provided:


          (a) In case the Company shall (i) pay a dividend in shares of its capital stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of its shares of Common Stock any shares of its capital stock, the conversion rate in effect immediately prior thereto shall be adjusted so that the holder of a

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share of Series $3.50 Preferred Stock surrendered for conversion after the record date fixing stockholders to be affected by such event shall be entitled to receive upon conversion the number of such shares of Common Stock which he would have been entitled to receive after the happening of such event had such share of Series $3.50 Preferred Stock been converted immediately prior to such record date. Such adjustment shall be made whenever any of such events shall happen, but shall also be effective retroactively as to shares of Series $3.50 Preferred Stock converted between such record date and the date of the happening of any such event.

         (b) In case the Company shall issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price Per Share (as defined in subparagraph (d) below) of Common Stock at the record date mentioned below, the number of shares of Common Stock into which each share of Series $3.50 Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of Series $3.50 Preferred Stock was theretofore convertible by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of the shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price Per Share. Such adjustment shall be made whenever such rights or warrants are issued, but shall also be effected retroactively as to shares of Series $3.50 Preferred Stock converted between the record date for the determination of stockholders entitled to receive such rights or warrants and the date such rights or warrants are issued.

         (c) In case the Company shall distribute to all holders of its Common Stock evidences of its indebtedness or assets (excluding any cash dividend or distribution made out of current or retained earnings) or rights to subscribe other than as set forth in subparagraph (b) above, then in each such case the number of shares of Common Stock into which each share of Series
$3.50 Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share was theretofore convertible by a fraction, the numerator of which shall be the Current Market Price Per Share of the Common Stock on the record date fixed by the Board for such distribution, and the denominator of which shall be such Current Market Price Per Share of the Common Stock less the then fair market value (as determined by the Board, whose determination shall be conclusive) of the portion of the assets, evidences of indebtedness or subscription rights so distributed applicable to one share of the Common Stock. Such adjustment shall be made whenever any such distribution is made, but shall also be effective retroactively as to shares of Series $3.50 Preferred Stock converted between the record date for the determination of stockholders entitled to receive such distribution and the date such distribution is made.

         (d)    For the purpose of any computation under subparagraphs (b) and
(c) above and
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(f) below, the "Current Market Price Per Share" of Common Stock at
any date shall be deemed to be the average of the daily closing prices for the 15 consecutive trading days commencing 20 trading days before the day in question. The closing price for each day shall be reported on the New York Stock Exchange-Composite Transactions Tape or as reported by any successor central market system.

         (e) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate; provided, however, that any adjustments which by reason of this subparagraph (e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under the Paragraph
(4) shall be made to the nearest one-hundredth of a share.

         (f) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any share of Series $3.50 Preferred Stock. If the conversion thereof results in a fraction, an amount equal to such fraction multiplied by the Current Market Price Per Share of Common Stock (as defined in subparagraph (d) above) as of the conversion date shall be paid to such holder in cash by the Company.

         (5) Certain Rights to Require Redemption Upon Change in Control. In the event of any Change in Control (as hereinafter defined) of the Company, each holder of Series $3.50 Preferred Stock shall have the right, at the holder's option, to require the Company to redeem all or any number of such holder's shares of Series $3.50 Preferred Stock during the period (the "Exercise Period") beginning on the 30th day and ending on the 90th day after the date of such Change in Control at the Redemption Price (plus accrued and unpaid dividends); provided, however, that such redemption right shall not be applicable in the case of any Change in Control of the Company which shall have been duly approved by the Continuing Directors (as hereinafter defined) during the period (the "Approval Period") prior to or within 21 days after the date on which such Change in Control shall have occurred. As used herein, (a) "Acquiring Person" means any Person who is or becomes the Beneficial Owner, directly or indirectly, of 10% or more of the outstanding Common Stock, (b) "Beneficial Owner" has the meaning ascribed to such term in Rule 13d-3 adopted pursuant to the Securities Exchange Act of 1934, as amended, (c) a "Change in Control" of the Company shall be deemed to have occurred at such time as (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of 30% or more of the outstanding Common Stock or (ii) individuals who constitute the Continuing Directors cease for any reason to constitute at least a majority of the Board; (d) "Continuing Director" means any member of the Board who is not affiliated with an Acquiring Person and who was a member of the Board immediately prior to the time that the Acquiring Person became an Acquiring Person and any successor to a Continuing Director who is not affiliated with the Acquiring Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board; and (e) "Person" means any individual, corporation, partnership, limited partnership, association, joint-stock company, trust, unincorporated organization, syndicate or group as such terms are used in Section 13d-3 adopted pursuant to the Securities Exchange Act of 1934, as amended) or government or political subdivision thereof.
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         On or before the seventh day after the termination of the Approval
Period, the Company shall mail to all holders of record of the Series $3.50 Preferred Stock as of the last day of the Approval Period, at their respective addresses as the same shall appear on the books of the Company as of such date, a notice disclosing (i) the Change in Control, (ii) whether or not the Continuing Directors have approved the Change in Control, and (iii) if the Continuing Directors have not approved the Change in Control, the respective dates on which the Exercise Period commences and ends, the redemption price per share of the Series $3.50 Preferred Stock applicable hereunder and the procedure which the holder must follow to exercise the redemption right provided above. The Company shall cause a copy of such notice to be published in a newspaper of general circulation in the Borough of Manhattan, New York. To exercise such redemption right, a holder of the Series $3.50 Preferred Stock must deliver during the Exercise Period written notice to the Company (or an agent designated by the Company for such purpose) of the holder's exercise of such redemption right, and, to be valid, any such notice of exercise must be accompanied by each certificate evidencing shares of the Series $3.50 Preferred Stock with respect to which the redemption right is being exercised, duly endorsed for transfer. On or prior to the seventh day after the close of the Exercise Period, the Company shall accept for payment all shares of Series $3.50 Preferred Stock properly surrendered to the Company (or an agent designated by the Company for such purpose) during the Exercise Period for redemption in connection with the valid exercise of such redemption right and shall cause payment to be made in cash for such shares of Series $3.50 Preferred Stock.

and;

                 That the issuance of 2,500,000 shares of Cumulative Convertible Preferred Stock, $3.50 Series, has been initially authorized by the Board of Directors of said Company.

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                    IN WITNESS WHEREOF, Transco Energy Company has caused this
Certificate to be signed and acknowledged by C.E. Payne, Jr., its Vice President, and its corporate seal to be heretofore affixed and attested by its Assistant Secretary, this 1st day of November. 1993.

[Corporate Seal]

Attest:

MOLLY S. WILLIAMS
Assistant Secretary



TRANSCO ENERGY COMPANY

By: /s/ C. E. PAYNE, JR.
C. E. Payne, Jr.
Vice President & Treasurer
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